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                                                              EXHIBIT 10.(c)



March 18, 1996

Reddi Brake Supply Company, Inc.
1376 Walter Street
Ventura, CA  93003
Attention:  Gerald Birin, Chief Financial Officer

RE: Loan and Security Agreement Dated November 29, 1995 entered into by and between Reddi Brake Supply Company, Inc. ("Borrower") and The CIT Group/Credit Finance, Inc. ("Lender") (the "Agreement")

Dear Gerald:

In confirmation of our understanding, the above captioned Agreement is hereby amended effective immediately as set forth below. To the extent of any inconsistencies between this letter-amendment and the Agreement, the terms and conditions set forth below shall govern. In all other respects, the Agreement shall remain in full force and effect.

1. Section 10.5(b) is hereby amended to increase the Net Loss covenant for the fiscal year ended June 1996 from "$1,000,000.00" to "$1,000,000.00 plus amount of equity infusion and additional subordinated debt received from investors during Borrower's 1996 fiscal year."

With respect to the imminent receipt of the capital infusion anticipated by Borrower, Lender hereby consents to the delivery of all such proceeds directly to Borrower and waives, on this occasion only, the requirement, if any, that such proceeds be delivered to Lender.

Very truly yours,

The CIT Group/
   Credit Finance, Inc.


Terry Shope
Assistance Vice President


All of the foregoing is hereby accepted and agreed to.

Reddi Brake Supply Company, Inc.


S. Gerald Birin
CFO & Secretary